EXHIBIT 99.1

EARNINGS RELEASE	FIRST QUARTER 2003

NORTHWEST PIPE REPORTS FIRST QUARTER RESULTS

Portland, Oregon, April 23, 2003...Northwest Pipe Company (NASDAQ: NWPX) today reported its results for the first quarter of 2003. Sales were $57.7 million compared to $64.3 million in the first quarter of 2002. The Company reported a net loss of $318,000, or $0.05 per diluted share compared to net income of $1.8 million, or $0.27 per diluted share in the first quarter of 2002.

Sales in the Water Transmission Group were $35.3 million compared to $43.3 million for the first quarter last year, a decrease of 18.6%. The gross profit for this Group was $7.4 million, or 21.2% of sales, compared to $8.8 million, or 20.2% of sales, last year.

“The Water Transmission Group’s volume for the first quarter of 2003 was lower, as expected, due to a temporary lull in bidding activity. Project bidding has recently improved and our backlog has increased from $55.2 million at the end of 2002 to $78.1 million at the end of the first quarter of 2003,” said Brian Dunham, Chief Executive Officer.

The Company is tracking an increasing number of projects scheduled to bid through the end of the year and currently expects that the total 2003 market will substantially exceed the 2002 market. “While specific timing of bidding activity has a significant impact on the Company’s results, we expect sales and backlog for the Water Transmission Group to improve each quarter throughout the rest of the year,” noted Dunham.

The Tubular Products Group’s sales were $22.4 million in the first quarter of 2003, an improvement from the $21.0 million reported for the first quarter last year. Gross profit was $1.4 million in the first quarter of 2002, but the first quarter of 2003 resulted in a loss of $0.9 million. Gross profit as a percent of sales was 6.8% in the first quarter of 2002, compared to a loss of 4.2% in 2003.

“The tubular products market continues to be difficult” Dunham reported. “While first quarter 2003 sales improved when compared to the same period last year, volume is still below levels necessary for efficient production.” The Company is seeing gradual improvement in selected product lines, most notably the energy market, but the improvement has not been as substantial as hoped. Until the economy shows signs of stable growth, the Company anticipates only gradual improvement in the Tubular Products Group’s sales volume.

The Tubular Products Group’s margins significantly decreased in the first quarter of 2003 compared to the same period last year and the fourth quarter of 2002 due to high steel costs and low production. Inventory sold in the first quarter was primarily produced last year when steel prices were very high. In addition, low production rates resulted in higher manufacturing costs. As this inventory is sold, the impact of lower priced steel will begin to improve the Company’s costs. “The benefit from the lower priced steel alone will not return margins to historical levels,” added Dunham. “Increased sustained demand is required to have our facilities operate at more optimal levels and reduce our production costs. If demand improves and we are successful in holding our selling prices, we expect the Tubular Products Group’s margins to slowly improve through 2003.”

Northwest Pipe Company manufactures welded steel pipe in two business segments. Its Water Transmission Group is a leading supplier of large diameter, high-pressure steel pipe products that are used primarily for water transmission in the United States and Canada. Its Tubular Products Group manufactures smaller diameter steel pipe for a wide range of construction, agricultural, energy, industrial and mechanical applications. The Company is headquartered in Portland, Oregon and operates eleven manufacturing facilities across the United States and Mexico.

Statements in this press release other than statements of historical fact are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements reflect management’s current views and estimates of future economic and market circumstances, industry conditions, company performance and financial results. Actual results could vary materially from the description contained herein due to many factors, including project delays, changes in bidding activity, market demand, operating efficiencies, availability and price of raw materials, availability and market acceptance of new products, product pricing, competitive environment, and other risks described from time to time in the company’s reports to the Securities and Exchange Commission. The forward-looking statements we make today speak only as of today and we do not undertake any obligation to update any such statements to reflect events or circumstances occurring after today.

CONTACT:	Brian Dunham
Chief Executive Officer
503 382 2332

NORTHWEST PIPE COMPANY

STATEMENTS OF OPERATIONS

(Dollar and share amounts in thousands, except per share amounts)

	Three Months Ended March 31
	2003	2002
Net Sales:
Water Transmission	$35,258	$43,324
Tubular Products	22,402	20,954

Net Sales	57,660	64,278
Cost of Sales:
Water Transmission	27,792	34,557
Tubular Products	23,334	19,539

Total Cost of Sales	51,126	54,096
Gross Profit (Loss):
Water Transmission	7,466	8,767
Tubular Products	(932)	1,415

Net Gross Profit	6,534	10,182
Selling, General and Administrative	5,740	5,699

Operating Income	794	4,483
Interest Expense	1,317	1,443

Income (Loss) Before Income Taxes	(523)	3,040
Income Tax Expense (Benefit)	(205)	1,201

Net Income (Loss)	$(318)	$1,839

Basic Earnings (Loss) per Share	$(0.05)	$0.28

Diluted Earnings (Loss) per Share	$(0.05)	$0.27

Shares used in Per Share Calculation:
Basic	6,549	6,526

Diluted	6,549	6,711